Exhibit 99.1

GAIN THERAPEUTICS, INC. REPORTS THIRD QUARTER 2022 FINANCIAL RESULTS AND BUSINESS UPDATE

Presented New Preclinical Data at Recent Medical Meetings Showing Disease-Modifying

Potential of Brain Penetrant Small Molecule Parkinson’s Disease Therapeutic, GT-02287

Promoted Matthias Alder to Chief Executive Officer and

Appointed him to the Board of Directors

$25.7 Million in Cash and Cash Equivalents and Marketable Securities

as of September 30, 2022 Provides Strong Financial Foundation and

Extends Cash Runway into Q2 2024

BETHESDA, MD, November 10, 2022, -- Gain Therapeutics, Inc. (Nasdaq: GANX) (“Gain”, or the “Company”), a biotechnology company transforming drug discovery with its proprietary computational discovery platform identifying novel allosteric binding sites and creating small molecule treatments, today announced its financial results for the third quarter ended September 30, 2022, and highlighted recent corporate progress.

“During the third quarter, we presented further compelling preclinical data at medical meetings highlighting the novel attributes of our lead Parkinson’s disease candidate, GT-02287,” said Matthias Alder, Chief Executive Officer.  “The latest preclinical data provide further validation of the potential utility of our approach and mechanism of action of GT-02287.  Notably, these data demonstrated that GT-02287 protected against neuronal and lysosomal pathology, and more importantly, prevented or reduced fine motor skill impairment in mice, key pathophysiological and behavioral hallmarks of Parkinson’s disease.  If these results are supported in our upcoming clinical trials, we believe that GT-02287 could become a potential first-in-class disease-modifying therapy for Parkinson’s disease. Accordingly, we look forward to commencing the Phase 1 clinical program of GT-02287, expected in mid-2023.”

Business Update and Recent Developments

●	Strong cash position to advance the Company’s programs. As of September 30, 2022, the Company’s cash position was $25.7 million, compared to $36.8 million as of December 31, 2021, positioning Gain with what the Company believes is sufficient runway to reach value generating milestones. At this time, the Company anticipates that its existing cash, cash equivalents and marketable securities will enable it to fund its operating expenses and capital expenditure requirements into Q2 2024.

●	Presented new preclinical data for GT-02287, Gain’s lead compound for Parkinson’s Disease at the International Congress of Parkinson’s Disease and Movement Disorders 2022 Annual Meeting. In September, Gain presented new preclinical data during a poster presentation entitled “GT-02287, A Brain-penetrant Structurally Targeted Allosteric Regulator of Glucocerebrosidase Shows Evidence of Pharmacological Efficacy in Conduritol β-epoxide

(CBE) Models of Parkinson’s Disease.” In the first study, which assessed the ability of GT-02287 to neutralize CBE-mediated neurodegeneration in rat mesencephalic neurons, GT-02287 produced a statistically significant therapeutic effect on both the mesencephalic neurite network and overall lysosomal health, supporting results from earlier preclinical studies showing that enhancement of lysosomal glucocerebrosidase (GCase) activity by GT-02287 protects against the key pathophysiological hallmarks of Parkinson’s disease. In a follow-up behavioral assessment study evaluating the neuroprotective effects of GT-02877 in a mouse CBE/α-synuclein model, GT-02287 demonstrated dose-dependent, statistically significant improvements in locomotor deficits compared to CBE/α-synuclein-injured animals, confirming the neuroprotective benefit observed in this industry standard Parkinson’s disease locomotor model.

●	Presented additional new preclinical data for GT-02287 at the Shaare Zedek Medical Center GBA-Parkinson’s Disease Symposium. In September, Gain presented new preclinical data for GT-02287, the Company’s lead investigational candidate for GBA1 Parkinson’s disease during a presentation entitled, “Non-inhibitory Chaperones for GBA-Parkinson’s Disease.” In this study, which was conducted using human induced pluripotent stem cells (iPSC) derived from donor patients with GBA-associated Parkinson’s disease, which were then differentiated into dopaminergic neurons, GT-02287 demonstrated statistically significant, positive effects across a range of measurable Parkinson’s disease-associated parameters, including an increase in GCase levels and lysosomal transport measured by GCase co-localization into the lysosomes. GT-02287 also reduced pathologically elevated levels of phosphorylated and aggregated α-synuclein, which are known to be a critical marker of Parkinson’s-induced neurodegeneration, further supporting earlier preclinical results for the Company’s novel disease-modifying approach.

●	Continued to advance lead pipeline program, GT-02287 towards Phase 1 clinical development for Parkinson’s disease. During the quarter, the Company continued to advance GT-02287 towards clinical development. Gain anticipates commencing the Phase 1 clinical program with the submission of the dossier for the first-time-in-human (FTIH) study of GT-02287 in mid-2023. The Phase 1 clinical trial will be conducted in Australia and will evaluate administration of both single and multiple ascending dose levels of GT-02287 in healthy volunteers to assess safety and pharmacokinetics, with the goal of identifying an optimal dose level for Phase 2 development.

Upcoming Milestones

●	Presentation of additional preclinical in vitro and in vivo data for Gain’s GBA1 Parkinson’s Disease and Gaucher Disease programs at upcoming medical conferences.
●	Submission of the dossier for the Phase 1 FTIH clinical trial of GBA1 Parkinson’s disease program in mid-2023.
●	Advancement of GBA1 Gaucher disease program into IND-enabling toxicology studies, which the Company intends to complete in the first quarter of 2023.
●	Advancement of lead series identification for Krabbe disease.
●	Advancement of new oncology programs with SEE-Tx® generated Structurally Targeted Allosteric Regulators.

Financial Results:

Research and development expenses totaled $1.96 million for the three-month period ended September 30, 2022, compared to $2.48 million for the same period in 2021, a decrease of $0.52 million. The variance was attributable to a decrease in outside services as we have streamlined our operational plans by focusing primarily on programs such as Parkinson’s and Gaucher diseases while seeking non-dilutive funding in order to continue or progress our other research programs.

General and administrative expenses were $2.79 million for the three-month period ended September 30, 2022, compared to $2.19 million for the same period of 2021, an increase of $0.6 million. This increase was primarily due to an increase in personnel-related costs resulting from an increase in employee headcount, which includes the impact of non-cash stock-based compensation, an increase in expenses for legal fees relating to IP and corporate matters, and an increase in professional fees for accounting and investor relations as the Company continues to expand its business and build management infrastructure.

Total operating expenses amount to $4.75 million and are consistent with $4.66 million in the third quarter 2021.

Net loss was $4.56 million compared to $4.66 million in the third quarter 2021. GAAP basic and diluted net loss per share was $0.38, compared to basic and diluted net loss per share of $0.39 in the third quarter 2021.

Cash, cash equivalents and marketable securities were $25.7 million as of September 30, 2022 compared to $36.8 million at December 31, 2021.

GAIN THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenues:
Collaboration revenues	—	15,971	132,640	97,587
Other income	—	11,374	7,468	24,199
Total revenues	$—	$27,345	$140,108	$121,786

Operating expenses:
Research and development	(1,964,784)	(2,476,739)	(6,103,448)	(5,691,756)
General and administrative	(2,786,200)	(2,186,531)	(7,252,506)	(5,047,434)
Total operating expenses	(4,750,984)	(4,663,270)	$(13,355,954)	$(10,739,190)

Loss from operations	$(4,750,984)	$(4,635,925)	$(13,215,846)	$(10,617,404)

Other income (expense):
Interest income, net	153,332	4,918	211,580	12,228
Foreign exchange gain/(loss), net	43,491	(27,412)	102,865	(53,245)
Loss before income tax	$(4,554,161)	$(4,658,419)	$(12,901,401)	$(10,658,421)

Income tax	(4,048)	(5,114)	(14,871)	(12,252)

Net loss	$(4,558,209)	$(4,663,533)	$(12,916,272)	$(10,670,673)

Net loss per shares:
Net loss per share attributable to common stockholders - basic and diluted	$(0.38)	$(0.39)	$(1.09)	$(1.11)
Weighted average common shares - basic and diluted	11,883,368	11,876,745	11,883,368	9,587,189

GAIN THERAPEUTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

	September 30,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$10,879,884	$36,880,673
Marketable securities - current	11,850,614	—
Tax credits	66,467	113,586
Prepaid expenses and other current assets	1,552,358	727,785
Total current assets	$24,349,323	$37,722,044

Non-current assets:
Property and equipment, net	136,717	105,986
Internal-use software	208,328	202,609
Marketable securities - non current	2,916,330	—
Operating lease - right of use assets	670,261	901,042
Restricted cash	28,859	31,279
Long-term deposits	15,801	22,111
Total non-current assets	3,976,296	1,263,027
Total assets	$28,325,619	$38,985,071

Liabilities and stockholder's equity
Current liabilities:
Accounts payable	$1,018,809	$560,479
Operating lease liability - current	214,971	219,137
Other current liabilities	2,942,073	1,402,600
Deferred income	55,180	266,504
Loans - current	101,260	103,826
Total current liabilities	4,332,293	2,552,546

Non-current liabilities:
Defined benefit pension plan	377,782	329,458
Operating lease liability - non current	468,760	695,053
Loans - non current	484,023	590,468
Total non current liabilities	1,330,565	1,614,979
Total liabilities	$5,662,858	$4,167,525

Stockholders’ equity
Preferred stock, $0.0001 par value; 10,000,000 shares authorized; 0 shares issued and outstanding as of September 30, 2022 and December 31, 2021, respectively
Common stock, $0.0001 par value: 50,000,000 shares authorized; 11,883,368 issued and outstanding as of September 30, 2022 and December 31, 2021, respectively	1,189	1,189
Additional paid-in capital	56,800,203	55,832,461
Accumulated other comprehensive loss	(296,900)	(90,645)
Accumulated deficit	(20,925,459)	(7,034,853)
Loss of the period	(12,916,272)	(13,890,606)
Total stockholders’ equity	22,662,761	34,817,546
Total liabilities and stockholders’ equity	$28,325,619	$38,985,071

About Gain Therapeutics, Inc.

Gain Therapeutics, Inc. is transforming drug discovery with its proprietary computational discovery platform identifying novel allosteric binding sites and creating small molecule treatments to address unmet medical needs.  The ability to identify never-seen-before allosteric targets on proteins involved in diseases across the full spectrum of therapeutic areas provides opportunities for a range of drug-protein interactions, including protein stabilization, protein destabilization, targeted protein degradation, allosteric inhibition, and allosteric activation. Gain’s pipeline spans neurodegenerative diseases, lysosomal storage disorders (LSDs), metabolic disorders, as well as other diseases that can be targeted through protein degradation, such as oncology. Gain’s lead program in Parkinson’s disease has been awarded funding support from The Michael J. Fox Foundation for Parkinson’s Research (MJFF) and The Silverstein Foundation for Parkinson’s with GBA, as well as from the Eurostars-2 joint program with co-funding from the European Union Horizon 2020 research and Innosuisse. For more information, please visit https://www.gaintherapeutics.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify these statements by forward-looking words such as "may," "might," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "goal, " "intend," "seek, " "potential" or "continue," the negative of these terms and variations of these words or similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain these words. All statements, other than historical facts, included in this press release are forward-looking statements. These statements include, but are not limited to, statements regarding: the development of the Company’s current or future product candidates; expectations regarding timing for reporting data from ongoing preclinical studies or the initiation of future clinical trials, including the timing for completion of IND-enabling toxicology studies and submission of the dossier requirement for commencement of a Phase 1 clinical program for GT-02287 for GBA1 Parkinson’s disease and  the potential therapeutic and clinical benefits of the Company’s product candidates; the selection and development, and timing thereof, of future programs, or any potential business development opportunities for product candidates; the Company’s financial position and ability to execute on the next phase of its strategy; and the Company’s anticipated cash runway guidance, including the ability for the Company’s current and projected cash to allow the Company to meet value inflection points. Each of these forward-looking statements involves risks and uncertainties that could cause the Company’s preclinical and future clinical development programs, future results or performance to differ materially from those expressed or implied by the forward-looking statements. These statements are not historical facts but instead represent the Company's belief regarding future results, many of which, by their nature, are inherently uncertain and outside the Company's control. Many factors may cause differences between current expectations and actual results, including the impacts of the COVID-19 pandemic and other global and macroeconomic conditions on the Company’s business; clinical trials and financial position; unexpected safety or efficacy data observed during preclinical studies or clinical trials, clinical trial site activation or enrollment rates that are lower than expected; changes in expected or existing competition; changes in the regulatory environment; the uncertainties and timing of the regulatory approval process; and unexpected litigation or other disputes.  Other factors that may cause the Company’s actual results to differ from those expressed or implied in the forward-looking statements in this press release are identified in the sections titled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission from time to time. New risks and uncertainties arise over time, and it is not possible for us to predict all such factors or how they may affect us. You should not place undue reliance on forward-looking statements. All information in this press release is as of the date of the release, and we are under no duty to update this information after the date of this release, except as required by law. You should not rely on it as representing our views as of any date subsequent to the date of this press release.

Investor & Media Contact:

Stacey Jurchison

VP, Investor Relations

(410) 474-8200

sjurchison@gaintherapeutics.com

Noor Pahlavi
Argot Partners
(212) 600-1902
Gain@argotpartners.com